AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 12, 1999.
                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                               TEL-SAVE.COM, INC.
                        FORMERLY, TEL-SAVE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                             23-28277736
      (State or other jurisdiction                (I.R.S. Employee
    of incorporation or organization)           Identification Number)


                                 6805 ROUTE 202
                          NEW HOPE, PENNSYLVANIA. 18938
                                 (215) 862-1500

(Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                              ALOYSIUS T. LAWN, IV
                          GENERAL COUNSEL AND SECRETARY
                               TEL-SAVE.COM, INC.
                        6805 ROUTE 202 NEW HOPE, PA 18938
                                 (215) 862-1500
(Name, address, including zip code, and telephone number, including  area  code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------

-------------------------------- --------------------- -------------------------- ------------------------- -----------------
    TITLE OF EACH CLASS OF           AMOUNT TO BE          PROPOSED MAXIMUM           PROPOSED MAXIMUM         AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED       OFFERING PRICE PER SHARE      AGGREGATE OFFERING     REGISTRATION FEE
                                         (1)           (2)                               PRICE (2)
-------------------------------- --------------------- -------------------------- ------------------------- -----------------
Common Stock, $0.01
par value
per share                        12,843,356            $11.1875                   $143,685,045              $39,944
-------------------------------- --------------------- -------------------------- ------------------------- -----------------

(1)  This  Registration  Statement  covers a total of  12,843,356  shares.  This
Registration Statement covers the resale of up to 12,843,356 shares by the selling shareholder identified herein, of which 4,121,372 are currently issued and outstanding and held by such. See note 2.

(2) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on February 11, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

                  SUBJECT TO COMPLETION DATED FEBRUARY 12, 1999

                                   PROSPECTUS

                           [ ] SHARES OF COMMON STOCK

The person listed in this Prospectus under "Selling Shareholder" may offer and sell from time to time an aggregate of up to [ ] shares of common stock.

The Selling Shareholder may offer its shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the Selling Shareholder.

Our common stock is quoted on the Nasdaq National Market and traded under the symbol "TALK."

Our principal executive offices are located at 6805 Route 202, New Hope, Pennsylvania 18938, and our telephone number is (215) 862-1500.

SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                     The date of this Prospectus is __, 1999

THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS, INCLUDING, WITHOUT LIMITATION, STATEMENTS UNDER THE CAPTIONS "BUSINESS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" IN OUR ANNUAL AND QUARTERLY REPORTS. THESE FORWARD LOOKING STATEMENTS REFLECT OUR PLANS, EXPECTATIONS AND BELIEFS AND, ACCORDINGLY, ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES. NO ASSURANCE CAN BE GIVEN THAT ANY OF SUCH FORWARD LOOKING STATEMENTS WILL BE REALIZED. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FACTORS DISCUSSED IN THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS."

                                  RISK FACTORS

You should consider carefully the following factors and other information contained in our current and future reports in this prospectus before deciding to invest in the shares of our common stock offered in this prospectus.

DEPENDENCE ON AOL AGREEMENT AND ELECTRONIC COMMERCE

At the beginning of 1997, we launched a major initiative for marketing and selling our telecommunication services online. At that time, we entered into an innovative telecommunications marketing agreement with America Online, Inc. ("AOL"). With the continued focus of our business on the sale and support of our telecommunications services online and through e-commerce channels, we believe that our business is currently dependent to a material extent upon our agreements and relationship with AOL.

In January 1999, we completed substantial amendments to our agreement and relationship with AOL, including an extension of the term of our AOL marketing period and a restructuring of our marketing fee payments to AOL. From and after June 2000, AOL has the right to market on a non-exclusive basis the telecommunications services previously marketed on an exclusive basis in exchange for the elimination of the fixed quarterly payments that would otherwise continue to be payable by us. We cannot currently predict what impact the elimination of our exclusivity period would have on our AOL business or whether the minimum exclusivity period is of sufficient length to give us an enduring competitive advantage in maintaining our AOL customer base. We believe that the success or failure of our telecommunications agreement with AOL and similar online initiatives will have a material effect on our business, financial condition and results of operations. There can be no assurance that our arrangement with AOL will be profitable for Tel-Save.com, Inc. (the "Company") on a quarter to quarter basis or that our current experience with our AOL Long Distance business is a fair indication of future results under the AOL Agreement or generally in our e-commerce business.

Although we have expended substantial sums on marketing our AOL service offerings, and under the new agreement will continue to expend substantial sums related to marketing, there can be no assurance that these expenditures will prove adequate to attract substantial additional customers to our service, or that any such subscribers will remain our customers for a period of time sufficient to recoup the costs of such marketing expenditures. See "--Maintenance of End User Base."

The success of our online telecommunications sales and marketing business depends in part on our ability to quickly establish telephone service following an AOL subscriber's order. The provisioning of new customers has been adversely affected by "PIC freezes" established by local telephone companies. These "PIC freezes," though perhaps designed to avoid unauthorized transfers of telephone service, have the effect, we believe, of interfering with a customer's choice to switch service to a better priced product, such as our AOL Long Distance service, by requiring the customer to contact his or her local phone company directly to change long distance carriers. This requirement deprives new customers of the ability to take full advantage of our online provisioning service, where a customer can sign-up and authorize a change to AOL Long Distance entirely online through our innovative online customer care and billing systems. The Federal Communications Commission is currently engaged in rule-making proceedings that could modify the rules governing the offering, implementation and lifting of PIC freezes. There can be no assurance, however, that any such rules that are finally adopted will effectively limit the harmful effects of PIC freezes that impede authorized transfers of service.

The success of our online initiatives depends on our ability to develop and maintain complex systems to support our online subscription and billing services. We have developed, and will seek to continue to develop and to improve, our systems for customer care and billing services, including online sign-up, call detail and billing reports and credit card payment in connection with the AOL Agreement and other online initiatives. We will be required to find, employ and retain skilled programmers to develop and maintain these complex systems. Unanticipated delays or difficulties in developing these systems or in hiring personnel could materially adversely affect our online business, including our AOL telecommunications business.

DEPENDENCE ON AT&T

We have recently entered into long term agreements with AT&T, which, among other things, significantly lower the overall costs of the services we acquire from AT&T. There can be no assurances, however, that we would be able to negotiate further amendments in the future to our agreements with AT&T should it become necessary to maintain the profitability of our business. Circumstances also may arise that could give rise to the termination of any of our agreements with AT&T or otherwise result in the loss of our ability to obtain services from AT&T. Any termination of our contracts with AT&T, the loss or reduction of telecommunication services from AT&T, or the inability to negotiate cost reductions with AT&T to meet competitive prices, could have a material adverse effect on our financial condition and results of operations.

RECENT RAPID GROWTH

Since the inception of our business in 1989, as a reseller of AT&T telecommunications services, we have grown dramatically in terms of revenues and number of employees and have expanded rapidly the nature and scope of our business. Although we have experienced significant growth in a relatively short period of time and regularly consider growth opportunities through acquisitions, joint ventures and partnerships as well as other business expansion opportunities, there can be no assurance that the growth we have experienced will continue or we will be able to achieve the growth contemplated by our business strategy.

Continued growth of our current business will continue to place significant demands on our management (many of whom, including the new President, Chief Executive Officer, and Chairman of the Board of Directors, have recently joined the Company), operational, financial and other resources and will require us to enhance further our operations, management, financial and information systems and controls and to expand, train and manage our employee base in certain areas including customer service support and financial, marketing and administrative resources. Success in this regard depends, among other things, on our ability to fund or finance significant investments of resources and to manage, attract and retain qualified personnel, competition for whom is intense. Our strategy also has resulted in significantly increased financial management requirements.

COMPETITION

The long distance telecommunications industry is highly competitive and affected by the introduction of new services by, and the market activities of, major industry participants. Changes in the regulation of the telecommunications industry may affect our competitive position, as may consolidation and alliances across geographic regions and across industry segments. Competition in the long distance business is based upon pricing, customer service, billing services and perceived quality. We compete against numerous long distance carriers that offer essentially the same services as we do. Several of our competitors are substantially larger and have greater financial, technical and marketing resources than we do.

Although we believe that we have the human and technical resources to pursue our strategy and compete effectively in this competitive environment, our success will depend upon our continued ability to provide high quality, high value services at prices generally competitive with, or lower than, those charged by our competitors. While OBN makes us more price competitive, reductions in long distance prices charged by competitors still may have a material adverse impact on our profitability. We also from time to time consider providing telecommunications services we have not previously provided, which new services, if offered, would face the same competitive pressures that affect our existing services.

MAINTENANCE OF END USER BASE

End users are not obligated to purchase any minimum usage amount and can discontinue service, without penalty, at any time. There can be no assurance that end users will continue to buy their long distance telephone service through us or through "partitions," independent carriers and marketing companies that purchase services from us. If a significant portion of our end users were to decide to purchase long distance service from other long distance service providers, there can be no assurance that we would be able to replace them. A high level of customer attrition is inherent in the long distance industry, and our financial results are affected by such attrition. Attrition is attributable to a variety of factors, including the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and cash payments and other forms of incentives, as well as our termination of customers for non-payment.

DIRECT MARKETING RISKS

Both federal and state officials are tightening and increasing enforcement of the rules governing the direct marketing, including the telemarketing of telecommunications services and the requirements imposed on carriers seeking to acquire customers in that manner. Customer complaints of unauthorized conversion or "slamming" are widespread in the long distance industry and are beginning to occur with respect to newly competitive local services. The Company has discontinued its internal telemarketing operations, which may reduce our exposure to customer complaints and federal, state or local enforcement actions with respect to such direct telemarketing practices. However, certain government officials have made inquiries with respect to the marketing of our services and there remains a risk that we could be held accountable under applicable federal and state laws for the direct marketing activities of third parties carried out for our benefit. There also is the risk of enforcement actions by virtue of our prior telemarketing and other marketing efforts, our ongoing support of our customer/partitions and telemarketing and other marketing done in connection with our online marketing agreements.

RELIANCE ON INDEPENDENT CARRIER AND MARKETING COMPANIES; LACK OF CONTROL OVER MARKETING ACTIVITIES

Historically, we have marketed a significant portion of our services through partitions, which generally have entered into non-exclusive agreements with us. Most partitions to date have made no minimum use or revenue commitments to us under these agreements. If we were to lose access to services on the AT&T network or billing services or experience difficulties with OBN, our agreements with partitions could be adversely affected.

Provisions in our agreements with the partitions mandate that they comply with state and federal statutes and regulations, including those regulating telemarketing. See "--Government Regulation" and "--Direct Marketing Risks." Because our partitions are independent carriers and marketing companies, however, we are unable to control their activities. We are also unable to predict the extent of their compliance with applicable regulations or the effect of increased regulatory review. Increased regulatory review could also affect possible future acquisitions of new business from new partitions or other resellers.

GOVERNMENT REGULATION

The Federal Communications Commission (the "FCC") and various state public service and public utility commissions regulate us as a non-dominant provider of long distance services. There can be no assurance that the FCC, state regulators or other government entities will not take action having an adverse effect on our business, financial condition or results of operations. FCC or state regulatory or enforcement action also could affect the partitions adversely. We also are subject to applicable regulatory standards for marketing activities, and the increased FCC and state attention to certain marketing practices could be significant to us. See "--Direct Marketing Risks."

ADVERSE EFFECT OF RAPID CHANGE IN TECHNOLOGY AND SERVICE

The telecommunications industry has been characterized by rapid technological change, frequent new service introductions and evolving industry standards. We believe that our future success will depend on our ability to anticipate such changes and to offer on a timely basis services that meet or compete with these evolving standards. There can be no assurance that we will have sufficient resources to make necessary investments or to introduce new services that would satisfy an expanded range of partition and end user needs.

RISKS RELATED TO OBN

In 1997, we deployed our own nationwide telecommunications network, One Better Net, or OBN. At December 31, 1998, we provided services over OBN to approximately 80% of the lines using our services. Operation as a switch-based provider subjects us to risk of significant interruption in the provision of services on OBN in the event of damage to our facilities (switching equipment or connections to transmission facilities) such as fire or natural disaster could cause. To the extent that we, rather than AT&T or another carrier, are principally responsible for providing end users with telecommunications services, interruption or failure to provide such services may subject us to claims from end users who suffer damages as a result of such interruption or failure. Thus, interruptions or other difficulties in operating OBN could have a material adverse effect on our financial condition and results of operations.

ABSENCE OF DIVIDENDS

We have not paid cash dividends since inception and do not anticipate paying any cash dividends in the foreseeable future.

ANTI-TAKEOVER CONSIDERATIONS

We have an authorized class of 5,000,000 shares of preferred stock that may be issued by our board of directors on such terms and with such rights, preferences and designations as our board may determine. Issuance of such preferred stock, depending upon its rights, preferences and designations, may have the effect of delaying, deterring or preventing a change in control. A change of control also may be delayed or prevented by provisions of the Delaware General Corporation Law and our bylaws, as well as our charter, which divides our board of directors into three classes, each of which is elected for three year terms. Such anti-takeover effects may deter a third party from acquiring us or engaging in a similar transaction affecting control in which our shareholders might receive a premium for their shares over the then-current market value.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock could adversely affect the market price of our common stock. Although the Company believes that as of January 11, 1999, each of Mr. Borislow and Mr. Paul Rosenberg beneficially owned less than 10% of the outstanding common stock of the Company, a decision by either of Mr. Borislow or Mr. Rosenberg to sell his shares could adversely affect the market price of the common stock. Each of Mr. Borislow and Mr. Rosenberg has a registration rights agreement with the Company covering the shares of common stock owned by him.

As of January 11, 1999 our employees and directors had outstanding options to purchase 10,230,810 shares of common stock. In addition, as of such date, there were warrants outstanding to purchase up to 2,721,984 shares of common stock and 4,596,698 shares reserved for issuance upon the conversion of our outstanding 4-1/2% Convertible Subordinated Notes due 2002 and our 5% Convertible Subordinated Notes due 2004. Holders of warrants also have registration rights under certain conditions.

Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, may adversely affect the market price of our common stock.

YEAR 2000 RISKS

The "Year 2000" issue refers to the potential harm from computer programs that identify dates by the last two digits of the year rather than using the full four digits. As such, dates after January 1, 2000 could be misidentified and such programs could fail.

If such a failure occurs to our internal computer-based systems or if the computer-based systems, on which our business depends, that are operated by others were to malfunction, we could be unable to continue to provide telecommunications services, to sign up new customers or to bill existing customers for services. Such failures, if they occur, would have a material adverse effect on our business and financial condition. However, because of the complexity of the issues and the number of parties involved whose actions could affect us and the fact that many of the issues are outside our control, it is difficult for us to predict the nature or likelihood of such effects.

We are dependent upon computer systems operated by third parties, such as local exchange carriers, AT&T, AOL and other vendors. Other parties whose ability to deal with Year 2000 issues could affect us include our partitions and the credit card companies through which most of our and AOL's customers are billed. We are generally not in a position to require either that these other companies give assurances to the Company as to their continued provision of services or that such companies take the necessary actions to assure that they will be ready for the Year 2000. Accordingly, while none of these other companies on which we depend have told us that they do not expect to be ready for Year 2000 issues, we do not believe we can project the likelihood of such parties' abilities to provide uninterrupted services to us. Given the nature of our relationships with most of these significant suppliers, it may be impracticable for us to replace them should they be unable to continue to provide these services. The failure of any of these companies to provide uninterrupted service to us likely would have a material adverse effect on our business and results of operations and financial condition.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from shares offered in this prospectus.

                              PLAN OF DISTRIBUTION

The shares offered pursuant to this prospectus are being offered on behalf of the Selling Shareholder or its respective pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from this offering. The shares may be offered for sale from time to time in the open market, on the Nasdaq National Market, in privately negotiated transactions, or in a combination of such methods, at market prices prevailing at the time of sale or at privately negotiated prices. The shares are intended to be sold through one or more brokers or dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholder and/or purchasers of the shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Shareholder and any broker-dealers who act in connection with the sale of the shares under this prospectus may deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

Pursuant to applicable rules and regulations under the Exchange Act, no distribution participant or its affiliated purchasers (as defined in Regulation M adopted under the Exchange Act) may not simultaneously engage in market making activities with respect to such shares for a restricted period beginning on the day proxy solicitation or offering materials are first disseminated to security holders and ending upon the completion of the distribution, except under certain limited circumstances. In addition to, and without limiting the foregoing, the Selling Shareholder, its affiliated purchasers and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, which provisions prohibit, except under certain limited circumstances, purchases and sales of any of the shares by the Selling Shareholder and any other such shareholders during the above-referenced restricted period. The foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market making activities with respect to the shares.

We have agreed to pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. We have agreed to indemnify the Selling Shareholder against certain liabilities, including certain liabilities under the Securities Act.

From time to time, the Selling Shareholder may pledge, hypothecate or grant a security interest in some or all of the shares it owns. In the event of a foreclosure or event of default in connection with such pledges, the shares may be transferred to the persons to whom the shares have been pledged. If such a transfer occurs, the transferees will be deemed to be a Selling Shareholder under this plan of distribution. At the same time, the Selling Shareholder whose shares were transferred will beneficially own less shares. The plan of distribution for the shares of the Selling Shareholder will otherwise remain unchanged.

                               SELLING SHAREHOLDER

This prospectus relates to the possible offer for sale of up to 12,843,356 shares of our common stock by the selling shareholder listed below (the "Selling Shareholder"). The Selling Shareholder acquired 4,121,372 of these shares from us pursuant to an Investment Agreement between the Selling Shareholder and us dated as of December 31, 1998 (the "Investment Agreement"). Under the Investment Agreement, the Selling Shareholder agreed, except under certain circumstances, not to sell 2,894,737 of these acquired shares before May 31, 1999. The Selling Shareholder also owns warrants to purchase up to an additional 2,721,984 shares of our common stock and has the right to exchange certain warrants and shares for cash or additional shares of our common stock. In connection with these exchanges and purchases, the Company agreed to reimburse AOL, during the period commencing on June 1, 1999 and ending on September 30, 2000, for realized losses up to a specified amount resulting from a decline in the value of the Company's common stock from AOL's purchase price. AOL also has the right, upon the occurrence of certain events (which include the breach by the Company of certain material agreements), to put back to the Company all of the shares (at AOL's purchase price) and warrants (at AOL's booked amount thereafter) held by AOL. Tel-Save.com, Inc. agreed to secure its obligations under the investment agreement with a pledge of all of its assets. Tel-Save.com, Inc. also agreed to limitations on the incurrence of indebtedness and granted certain registration rights to AOL. The terms of the Investment Agreement are described in our report on Form 8-K filed on January 20, 1999, which we have incorporated into this prospectus by reference, and pursuant to a registration rights agreement between the Selling Shareholder and us, we agreed to register for possible offer and sale by the Selling Shareholder, under the circumstances contemplated by the Investment Agreement, all of the above described shares and an additional six million shares of our common stock, to cover the shares we may deliver in connection with the above described exercise of such exchange right.

We have an agreement with the Selling Stockholder that relates to the provision of marketing services by the Selling Shareholders to us. This agreement is described in more detail at pages 2 and 3 of this Prospectus and in the Report on Form 8-K are filed on January 20, 1999, which is incorporated by reference in this prospectus.

The following table provides certain information with respect to the shares held beneficially owned by the Selling Shareholder as of the date of this prospectus. The shares registered under the registration statement of which this prospectus is a part may be offered from time to time by the Selling Shareholder named below. However, the Selling Shareholder is under no obligation to sell all or any portion of such shares, nor is the Selling Shareholder obligated to sell any such shares immediately under this prospectus. We will not receive any proceeds from any sales of shares by the Selling Shareholder. All information with respect to share ownership has been furnished by the Selling Shareholder.

The following table sets forth certain information with respect to the beneficial ownership of the shares by the Selling Shareholder as of February ____, 1999.


                                         NUMBER OF                NUMBER OF              NUMBER OF
                                          SHARES                   SHARES                 SHARES
NAME AND ADDRESS(1)                BENEFICIALLY OWNED         REGISTERED HEREIN         HELD AFTER
                                   ------------------         -----------------         OFFERING(2)
                                                                                        ------------
America Online, Inc.                        [  ]              12,843,356                     [  ]

-------------------
         (1) The address of the Selling Shareholder is 22000 AOL Way, Dulles, Virginia 20166.
         (2)  Assumes  all of the  shares offered  by  this prospectus are sold.

                                  LEGAL MATTERS

Aloysius T. Lawn, IV, our General Counsel and Secretary, has rendered an opinion to the effect that the shares of common stock offered by this prospectus are duly authorized, legally issued, fully paid and non-assessable. Mr. Lawn owns 153,650 shares of common stock, holds vested options to purchase 50,000 shares at a price of $5.75 per share, and holds rights to purchase 10,183 shares of Common Stock.

                                     EXPERTS

The consolidated financial statements and schedule of the Company and its subsidiaries incorporated by reference in this prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated in this prospectus by reference, and are incorporated in this prospectus in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at
http://www.sec.gov. The SEC allows us to incorporate by reference the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (File No. 0-26728) we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    a. our annual report on Form 10-K for the year ended December 31, 1997 and the amendments to our annual report filed with the SEC on April 17, 1998 and April 30, 1998;

    b. our quarterly reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

    c. our current reports on Form 8-K, dated March 10, 1998, August 27, 1998, September 18, 1998 and January 20, 1999; and

    d. the description of our capital stock contained in our registration statement on Form 8-A, dated September 8, 1995.



    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Aloysius T. Lawn, IV General Counsel and Secretary Tel-Save Holdings, Inc. 6805 Route 202 New Hope, PA 18938 (215) 862-1500

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

[   ] SHARES OF COMMON STOCK

PROSPECTUS
----------

___, [1999/2000]

                     TABLE OF CONTENTS

                                                       PAGE
                                                       ----
Risk Factors.......................................    2

Use Of Proceeds....................................    8

Plan Of Distribution...............................    8

Selling Shareholders...............................    9

Legal Matters......................................   10

Experts............................................   10

Where You Can Find More Information................   10

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee..............................      $ 39,944
Legal fees and expenses...........................       [20,000]
Accounting fees and expenses......................        [5,000]
Printing..........................................        [2,000]
Total.............................................      $ [     ]

ITEM 15. INDEMNIFICATION OF DIRECTOR AND OFFICERS.

The Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions or suits by or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees and agents, against expenses (including attorneys' fees) and, in the case of actions, suits or proceedings brought by third parties, against judgment, fines and amounts paid in settlement actually and reasonably incurred in any such action, suit or proceeding.

The Company's Bylaws also provide for indemnification to the fullest extent permitted by the Delaware General Corporation Law. Reference is made to the Company's Bylaws.

As permitted by the Delaware General Corporation Law, the Company's Bylaws eliminate the personal liability of its directors to the Company and its stockholders, in certain circumstances, for monetary damages arising from a breach of the director's duty of care. Additionally, the Company has entered into indemnification agreements with some of its directors and officers. These agreements provide for indemnification to the fullest extent permitted by law and, in certain respects, may provide greater protection than that specifically provided for by provide indemnification for, among other things, conduct which is adjudged to be fraud, deliberate dishonesty or willful misconduct.

The Company has purchased an insurance policy that purports to insure the officers and directors against certain liabilities incurred by them in the discharge of their functions as officers and directors.

ITEM 16. EXHIBITS.

EXHIBIT NO.          DESCRIPTION
-----------          -----------

5.1*        Opinion of Aloysius T. Lawn, IV.

10.1* Investment Agreement, dated as of December 31, 1998, among Tel-Save.com, Inc., America Online, Inc., and, solely for purposes of Sections 4.5, 4.6 and 7.3(g) thereof, Daniel Borislow, and solely for purposes of Section 4.12 thereof, Tel-Save, Inc. and the D&K Retained Annuity Trust dated June 15, 1998 by Mark Pavol, Trustee.

10.2* Registration Rights Agreement, dated as of January 5, 1999, between Tel-Save.com, Inc. and America Online, Inc.

23.1        Consent of BDO Seidman, LLP.

23.2*       Consent of Aloysius T. Lawn, IV (included as part of Exhibit 5.1).

24.1        Power of Attorney (included as part of the signature page).


* To be filed by amendment.

ITEM 17. UNDERTAKINGS

       (a) The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrar pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (d) The undersigned hereby undertakes that:

           (1) For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in any form of prospectus filed by the registrant pursuant to Rule 242(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

           (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this pre-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Solebury, Commonwealth of Pennsylvania, on February 12, 1999.

                               TEL-SAVE.COM, INC.

                              By:      /s/ Gabriel Battista
                                       ---------------------------
                                       Gabriel Battista
                                       Chairman of the Board of Directors, Chief
                                       Executive Officer, President and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gabriel Battista and Aloysius T. Lawn, IV, and each of them each with full power to act without the other, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments) to this Form S-3 Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intent and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:


             SIGNATURE                                      TITLE                               DATE
             ---------                                      -----                               ----
/s/ Gabriel Battista                  Chairman of the Board of Directors, Chief          February 12, 1999
-------------------------------       Executive Officer, President and Director
Gabriel Battista                      (Principal Executive Officer)


/s/ Gary W. McCulla
-------------------------------       Director                                           February 12, 1999
Gary W. McCulla


/s/ Emanuel J. DeMaio
-------------------------------       Director                                           February 12, 1999
Emanuel J. DeMaio


/s/ George P. Farley                  Chief Financial Officer and Director               February 12, 1999
-------------------------------       (Principal Financial Officer)
George P. Farley


/s/ Kevin R. Kelly
-------------------------------       Controller (Principal Accounting Officer)          February 12, 1999
Kevin R. Kelly

/s/ Harold First
-------------------------------       Director                                           February 12, 1999
Harold First


/s/ Ronald R. Thoma
-------------------------------       Director                                           February 12, 1999
Ronald R. Thoma

                                      II-4